UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BroadVision, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	94-3184303
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1600 Seaport Blvd., Suite 550, North Bldg,	94063
Redwood City, California
(Address of principal executive offices)	(Zip code)

(650) 331-1000

(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $.0001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

BroadVision Inc. (the “Company” or “BroadVision”) is filing this Form 8-A in connection with the transfer of the listing of its common stock from the Over-The-Counter Bulletin Board to the NASDAQ Stock Market LLC.  This transfer is expected to become effective on November 10, 2008.

Item 1.     Description of Registrant’s Securities to be Registered

The authorized capital stock of the Company consists of 12,200,000 shares, consisting of 11,200,000 shares of common stock having a par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares of preferred stock having a par value of $.0001 per share (the “Preferred Stock”).  The following description of our Common Stock and Preferred Stock and certain provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated Bylaws (the “Bylaws”) is a summary and is qualified in its entirety by the provisions of the Certificate and Bylaws.

Common Stock

Each share of BroadVision common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. Subject to preferences that may apply to any of our outstanding convertible preferred stock, holders of BroadVision common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding convertible preferred stock. BroadVision common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

As of November 4, 2008, none of the shares of our preferred stock were outstanding.  Our board of directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series.

Corporate Governance Matters

Certain provisions of the Company's Certificate and Bylaws could have an effect of delaying, deferring or preventing a change in control of the Company.  The following discussion is a general summary of material provisions of the Company's Certificate and Bylaws, as currently in effect, which may be deemed to have an "anti-takeover" effect.  The following description of certain of these provisions is necessarily general and is qualified in its entirety by the provisions of the Certificate and Bylaws.

Our Certificate and Bylaws provide that:

•	no action can be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent in accordance with the Bylaws;

•	the approval of holders of a majority of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•	in general, stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•
directors may only be removed for cause by the holders of a majority of the shares entitled to vote at an election of directors or without cause by the holders of at least two-thirds shares entitled to vote at an election of directors; and

•
we will indemnify officers and directors against losses that may incur investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Item 2.      Exhibits

None.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

BROADVISION, INC.

Date: November 4, 2008	By:	/s/ Shin-Yuan Tzou
Shin-Yuan Tzou
Chief Financial Officer